UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        April 3, 2018

LANDSTAR SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	021238	06-1313069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida		32224
(Address of principal executive offices)		(Zip Code)

(904) 398-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure

During the five day period from April 4 through April 8, 2018, Landstar System, Inc. (collectively with its subsidiaries and affiliates, “Landstar” or the “Company”) will be holding its annual agent meeting for its independent sales agents. During this meeting in Boca Raton, Florida, the Company intends to have a separate meeting on April 4, 2018 with approximately fifteen sell-side financial analysts from firms currently covering the Company. During this meeting with members of the financial community, Landstar intends to discuss current business trends and provide updated first quarter 2018 revenue and diluted earnings per share guidance.

The Company previously issued first quarter 2018 revenue and diluted earnings per share guidance (the “2018 First Quarter Prior Guidance”) in its 2017 fourth quarter earnings release, a copy of which was included as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2018. The 2018 First Quarter Prior Guidance included revenue guidance of $925 million to $975 million and diluted earnings per share guidance of $1.22 to $1.27. The 2018 First Quarter Prior Guidance anticipated the number of loads hauled via truck in the 2018 first quarter to increase in a high-single digit percentage range over the 2017 first quarter. Additionally, the 2018 First Quarter Prior Guidance anticipated revenue per load on loads hauled via truck in the 2018 first quarter to increase in a mid-teen percentage range over the 2017 first quarter. The 2018 First Quarter Prior Guidance also assumed that insurance and claims costs in the 2018 first quarter would approximate the historical average of insurance and claims costs as equal to approximately 3.5% of revenue generated by the Company’s BCO Independent Contractors.

Through the first eight weeks of fiscal 2018, the number of loads hauled via truck increased approximately 11% over the same period in 2017, mostly due to an increase of 13% and 7% in loads hauled via van equipment and unsided/platform equipment, respectively. Revenue per load on loads hauled via truck during the first eight weeks of 2018 was 21% above the truck revenue per load experienced during the first eight weeks of 2017, mostly due to a 24% increase in revenue per load on loads hauled via van equipment and an 18% increase in revenue per load on loads hauled via unsided/platform equipment.

“The momentum we experienced closing out 2017 has carried over into 2018. We continue to drive strong year over year volume growth and are currently experiencing an exceptional pricing environment,” said Jim Gattoni, Landstar’s President and CEO.

Gattoni continued, “The strength in both truckload volume and pricing experienced in the first eight weeks of 2018 continued through March. As such, I expect the 2018 first quarter number of loads and revenue per load on loads hauled via truck to exceed the 2017 first quarter in an amount similar to the growth experienced during the first eight weeks of the 2018 first quarter.”

Gattoni further commented, “Given these trends, we anticipate revenue for the 2018 first quarter to be in a range of $1.03 billion to $1.05 billion. We expect insurance and claims costs to be elevated in the 2018 first quarter due to both increased severity of accidents and unfavorable development of prior year claims. Assuming that range of revenue and elevated insurance and claims costs, we anticipate 2018 first quarter diluted earnings per share to be in a range of $1.35 to $1.40 per share. Included in the updated 2018 first quarter diluted earnings per share guidance is approximately $0.03 of excess tax benefits realized on stock-based awards during the first eight weeks of fiscal 2018.”

The information furnished under Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2017 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDSTAR SYSTEM, INC.

Date: April 3, 2018	By:	/s/ L. Kevin Stout
Name: L. Kevin Stout
Title: Vice President and Chief Financial Officer